TO BE COMPLETED BY ALL HOLDERS OF UNITS
(See Instruction 6 on this Letter of Transmittal)
FIRPTA CERTIFICATE
      Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold certain amounts if the transferor is a foreign person. Tax withheld under Section 1445 of the Internal Revenue Code is not in addition to U.S. federal income tax. If Section 1445 withholding results in an overpayment of U.S. federal income tax, a refund may be obtained from the Internal Revenue Service. To inform the Partnership that withholding of tax is not required upon the disposition of a U.S. real property interest, the undersigned hereby certifies under penalties of perjury the following on behalf of the holder of depositary units:

(i)

(the depositary unitholder) is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as the terms are defined in the Internal Revenue Code and Income Tax Regulations) nor a nonresident alien for U.S. income tax purposes;

(ii)	’s (the depositary unitholder’s) social security number (for an individual) or U.S. employer identification number or other taxpayer identification number (for any other transferor) is:

(iii)

(the depositary unitholder) is not an entity that is disregarded as an entity separate from its owner under Treas. Reg. § 301.7701-3, a qualified REIT subsidiary as defined in Section 856(i) of the Internal Revenue Code, or a qualified subchapter S subsidiary under Section 1361(b)(3)(B) of the Internal Revenue Code; and

(iv)	’s (the depositary unitholder’s) address is:

      The person signing this certification agrees to notify the Partnership within 60 days of the date the depositary unitholder becomes a foreign person.
      The person signing this certification understands that this certification may be disclosed to the Internal Revenue Service and that any false statements contained herein are punishable by fine, imprisonment or both.
      Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and in the case of a non-individual depositary unitholder, I further declare that I have authority to sign this certification on behalf of ______________________________ (the depositary unitholder).

Signature ____________________________________________________________ Date